Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 17, 2014
Registration Statement Nos. 333-189385 and
333-189385-03

JOINT LEADS:	BARCLAYS, MORGAN STANLEY, RBC
CO-MANAGERS:	BRADESCO BBI, COMMERZBANK
SELLING GROUPS:	DREXEL HAMILTON, TOUSSAINT CAPITAL PARTNERS

CL	$SIZE(MM)	WAL	MDY/F	P.WIN	EXP	LGL	PXG	YLD%	CPN%	$PX
A1	394.10	0.29	P-1/F1+	1-7	01/15	07/15/15	0.18%	0.180	0.18	100.00000
A2	538.70	1.05	Aaa/AAA	7-19	01/16	03/15/17	EDSF+15	0.474	0.47	99.99630
A3	464.50	2.2	Aaa/AAA	19-36	06/17	10/15/18	iSWPS+18	0.902	0.9	99.99933
A4	102.44	3.24	Aaa/AAA	36-43	01/18	08/15/19	iSWPS+25	1.429	1.42	99.98493
B	47.36	3.73	Aa1/AA	43-46	04/18	09/15/19	iSWPS+35	1.731	1.72	99.98271
C	31.57	3.81	Aa2/A	46-46	04/18	02/15/20	iSWPS+55	1.964	1.95	99.97798
D	31.57	3.81	NOT OFFERED

BILL & DELIVER	:	MORGAN STANLEY			BBG TICKER	:	FORDO 14-B
REGISTRATION	:	A1: 144A. A2-C: PUBLIC			EXPECTED RATINGS	:	MOODY’S/FITCH
EXPECTED SETTLE	:	06/24/2014			FIRST PAY DATE	:	07/15/2014
ERISA ELIGIBLE	:	YES			EXPECTED PRICING	:	PRICED
DENOMS	:	A1:$100K/$1K. A2-C:$1K/$1K			PXG SPEED	:	1.4% ABS TO CALL
CUSIPS	:	A1: 34530KAF0	A4:	34530KAC7
		A2: 34530KAA1	B:	34530KAD5
		A3: 34530KAB9	C:	34530KAE3

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com.